Exhibit 99.1

SIDUS SPACE, INC. REPORTS 2022 FINANCIAL RESULTS - Annual Revenue up 418% and Annual Gross profit up 492% AS COMPARED TO 2021

CAPE CANAVERAL, Fla., March 16, 2023—(BUSINESS WIRE)— Sidus Space, Inc. (NASDAQ:SIDU), a Space-as-a-Service satellite company focused on commercial satellite design, manufacture, launch, and data collection, today announced financial results for the year ended December 31, 2022 and provided company business updates. Sidus will webcast a conference call to discuss the results today at 9:00 am Eastern Time. The webcast is available on Sidus’ Investor Relations website at https://investors.sidusspace.com. A replay of the call will be available on the site for three months.

“We delivered a strong year of revenue growth while making progress on strategic initiatives as we move to expand our offering into the growing small satellite and earth observation data market, which is expected to yield recurring revenue streams and stronger margins over time,” said Teresa Burchfield, Chief Financial Officer of Sidus Space. “In 2022, we laid a strong foundation for a milestone year ahead. Our team delivered results on multiple key initiatives and accelerated the implementation of our Space-as-a-Service strategy throughout the year as we continued to expand our products and services to customers globally. Our many accomplishments helped to drive year-over-year revenue growth by over 400% relative to 2021.”

“We are pleased to have expanded existing relationships and created new ones for our space and defense manufacturing business line while also advancing our progress toward launching LizzieSatTM . This included securing multiple launches with SpaceX, integrating propulsion technology from Dawn Aerospace to allow us to extend LizzieSat’s time in orbit, and implementing Artificial Intelligence (AI) solution strategies both in orbit and on the ground. Our efforts further support our expectations related to delivering on our future value proposition of providing space-based data to a multitude of industries. The combination of a rapid revisit rate satellite constellation and onboard high performance edge AI computing is expected to enable Sidus to offer industry leading data transmission speed.” said Carol Craig, Founder and CEO of Sidus Space. “More recently, we signed a multi-million agreement with The Netherlands Organization to test their laser communication technology. This is yet another example of executing on accelerating a key customer base in smaller international agencies with more limited space experience. And as we look to capitalize on commercializing this offering, we are pleased to have brought on our new Chief Commercial Officer, Eric Gillenwater.”

“With multiple LizzieSat satellites expected to be in low earth orbit (LEO)by 2026, we believe our disruptive flexible SmallSat constellation infrastructure will make space-based data more accessible for everyone including non-traditional industries. LizzieSat is a multi-mission satellite platform that supports a suite of custom sensors and customer needs, leveraging space flight-proven communications, power, navigation and computing subsystems to provide domestic and international customers with valuable data from LEO. Our fleet of LizzieSat satellites will be capable of hosting a range of sensors for a variety of customer missions and collecting data and providing actionable intelligence for multiple industries. Our team continues to fire on all cylinders as we scale up to meet increasing demand while prioritizing progress toward profitability and creating long-term value for our shareholders.”

Financial Highlights for the Year-to-Date Period Ended December 31, 2022

●	Revenue increased to $7.3 million for the year ended December 31, 2022 from $1.4 million in the comparable period of 2021, an increase of 418%.

●	On a year-to-date basis, the Company has generated gross profit of 20% as compared to (26%) for the previous 2021 period.

Capital Structure

●	As of December 31, 2022, the Company had $2.3 million in cash. The Company has continued to invest in expanding operations and launch contracts as well as logistics and equipment related to the development of its satellite operations.

●	Subsequent to the end of the quarter, the Company closed on an underwritten public offering, generating gross proceeds of $5.2 million.

Operational Highlights

Since its last earnings update, the Company continues to take meaningful steps toward the launch of its LizzieSatTM Constellation:

As part of an effort to expand its reach into the international market, Sidus Space was awarded a $2.5 million agreement with The Netherlands Organization for Applied Scientific Research (TNO) to deploy and test TNO’s laser communications technology aboard a Sidus’ LizzieSat™ satellite. The Company also announced plans to increase its presence in Europe by opening a new office in the Netherlands.

●	The Company announced its partnership with Dutch industry leader GTM Advanced Structures (“GTM”) to integrate their space-proven solar panels into LizzieSat™..

●	The Company achieved key certification and licensing milestones including receiving its National Oceanographic and Atmospheric Administration (NOAA) Tier 1 License allowing Sidus to provide global data services from its upcoming LizzieSat-1 mission and its AS9100 Rev D Certification which enhances the current AS9100 certification manufacturing scope to include engineering. Key production milestones were also met including successful completion of the Critical Design Review for LizzieSat’s integrated system architecture of the satellite bus with payloads and sensors along with implementation of the Mission Control Center and launch systems required for mission success.

●	Key to accelerated expansion of Sidus’ commercial data distribution strategy and broadening of its customer base, the Company signed an agreement with SkyWatch, an industry leading satellite intelligence infrastructure firm, to utilize its TerraStream data management platform.

●	The Company executed an updated agreement with SpaceX that nearly doubled contracted launches with the launch provider, providing four additional Transporter missions in 2024 and 2025 to establish a regular launch cadence for Sidus and its customers. This agreement creates multiple manifest options to meet customer mission objectives while expanding the company’s space data and imagery platform.

●	The Company expanded its agreement with Exo-Space to integrate edge AI capabilities into its satellite constellation. The combination of a rapid revisit rate satellite constellation and onboard high performance edge AI computing is expected to enable Sidus to offer industry leading data transmission speed, accelerating the speed at which end users can receive intelligent analytics after image capture.

The Company continues to build key relationships with customers in its mission-critical hardware manufacturing business with two particularly significant contracts:

●	The Company was selected by Bechtel Corporation to manufacture cables for the NASA Mobile Launcher 2 project.

●	As part of the US Navy’s Propulsion program, the Company was selected to manufacture, assemble, test, and deliver the Maneuvering Panel trainers for the manufacturing of 13 Propulsion Plant Team Trainer Maneuvering Area Panels for Bechtel Plant Machinery, Inc. (BPMI).

About Sidus Space

Sidus Space, located in Cape Canaveral, Florida, operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on commercial satellite design, manufacture, launch, and data collection. The company’s rich heritage includes the design and manufacture of many flight and ground component parts and systems for various space-related customers and programs. Sidus Space has a broad range of Space-As-a-Service offerings including space-rated hardware manufacturing, design engineering, satellite manufacturing and platform development, launch and support services, data analytics services and satellite constellation management.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations

Dave Gentry

RedChip Companies Inc.

SIDU@redchip.com

1-800-RED-CHIP (733-2447)

Or 407-491-4498

321-450-5633 x407

Heather Crowell

Executive Vice President

Gregory FCA

heather@gregoryfca.com

321-450-5633 x407

Media Contact

Katie Kennedy

Senior Vice President

Gregory FCA

katiek@gregoryfca.com

1-610-731-1045

SIDUS SPACE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash	$2,295,259	$13,710,845
Accounts receivable, net	850,340	130,856
Accounts receivable - related parties	168,170	443,282
Inventory	583,437	127,502
Contract asset	60,932	-
Contract asset - related party	14,982	-
Prepaid and other current assets	3,476,748	1,595,099
Total current assets	7,449,868	16,007,584

Property and equipment, net	2,554,992	775,070
Operating lease right-of-use assets	249,937	504,811
Other	42,778	12,486
Total Assets	$10,297,575	$17,299,951

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$3,415,845	$1,845,460
Accounts payable and accrued interest - related party	566,636	588,797
Contract liability	60,932	-
Contract liability - related party	14,982	63,411
Factoring liability	502,349	-
Note payable	1,599,150	-
Notes payable - related party	-	1,000,000
Operating lease liability	199,158	261,674
Finance lease liability	-	50,927
Total Current Liabilities	6,359,052	3,810,269

Note payable - non-current	-	1,120,051
Notes payable - related party - non-current	-	1,350,000
Operating lease liability - non-current	63,310	262,468
Finance lease liability - non-current	-	97,092
Total Liabilities	6,422,362	6,639,880

Commitments and contingencies

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding
Common stock: 110,000,000 authorized; $0.0001 par value
Class A common stock: 100,000,000 shares authorized; 8,022,736 and 6,574,040 shares issued and outstanding, respectively	802	657
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000

Additional paid-in capital	32,129,257	26,074,292
Accumulated deficit	(28,255,846)	(15,415,878)
Total Stockholders’ Equity	3,875,213	10,660,071
Total Liabilities and Stockholders’ Equity	$10,297,575	$17,299,951

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2022	2021

Revenue	$6,250,780	$789,400
Revenue - related parties	1,042,628	619,324
Total - revenue	7,293,408	1,408,724
Cost of revenue	5,855,275	1,775,299
Gross profit (loss)	1,438,133	(366,575)

Operating expenses
Payroll expenses	5,553,025	1,503,236
Sales and marketing expenses	559,096	71,111
Lease expense	338,389	253,311
Depreciation expense	138,930	34,767
Professional fees	2,461,077	335,604
General and administrative expense	4,431,915	948,928
Total operating expenses	13,482,432	3,146,957

Net loss from operations	(12,044,299)	(3,513,532)

Other income (expense)
Other expense	-	(504)
Interest expense	(781,376)	(42,882)
Interest expense - related party	-	(54,145)
Factoring expense	(14,293)	-
Gain on forgiveness of PPP loan	-	633,830
Finance expense	-	(768,905)
Total other expense	(795,669)	(232,606)

Loss before income taxes	(12,839,968)	(3,746,138)
Provision for income taxes	-	-
Net loss	$(12,839,968)	$(3,746,138)

Basic and diluted loss per Common Share	$(0.75)	$(0.34)

Basic and diluted weighted average number of common shares outstanding	17,165,781	11,161,181

SIDUS SPACE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(12,839,968)	$(3,746,138)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,209,000	200,000
Finance Expense	-	768,905
Depreciation and amortization	319,936	394,968
Bad debt	22,500	618
Lease liability amortization	(6,800)	10,063
Gain on forgiveness of PPP loan	-	(633,830)
Changes in operating assets and liabilities:
Accounts receivable	(741,984)	32,907
Accounts receivable - related party	275,112	(267,513)
Inventory	(455,935)	78,440
Contract asset	(60,932)	-
Contract asset - related party	(14,982)	-
Prepaid expenses and other assets	(1,911,941)	(1,580,805)
Accounts payable and accrued liabilities	2,049,484	1,605,399
Accounts payable and accrued liabilities - related party	50,099	588,797
Contract liability	60,932	-
Contract liability - related party	(48,429)	63,411
Net Cash used in Operating Activities	(12,093,908)	(2,484,778)

Cash Flows From Investing Activities:
Purchase of property and equipment	(2,099,858)	(217,840)
Net Cash used in Investing Activities	(2,099,858)	(217,840)

Cash Flows From Financing Activities:
Proceeds from issuance from common stock	3,221,355	16,255,235
Due to shareholder	-	171,272
Proceeds from factoring agreement	502,349	-
Proceeds from notes payable	-	307,610
Repayment of notes payable	-	(16,266)
Payment of lease liabilities	(148,019)	(74,550)
Repayment of notes payable - related party	(797,505)	(250,000)
Net Cash provided by Financing Activities	2,778,180	16,393,301

Net change in cash	(11,415,586)	13,690,683
Cash, beginning of year	13,710,845	20,162
Cash, end of year	$2,295,259	$13,710,845

Supplemental cash flow information
Cash paid for interest	$284,178	$6,713
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness – related party	$1,624,755	$3,767,530
Note payable - related party issued exchange with due to shareholder	$-	$4,000,000
Initial recognition of right-of-use asset	$-	$399,372

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